Exhibit 99.(a)(3)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

DLJ HIGH YIELD BOND FUND

This Amendment to the Certificate of Trust is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. Section 3810) and sets forth the following:

•                  First: The name of the trust is DLJ High Yield Bond Fund.

•                  Second: Article One of the Certificate of Trust is amended as follows:

The name of the Trust is Credit Suisse High Yield Bond Fund.

•                  Third: This certificate shall be effective upon filing.

BY:	/s/James P. McCaughan
as Trustee, and not individually

NAME: James P. McCaughan

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:30 PM 05/31/2001
010261205 - 2888496